Exhibit 99.1

For Immediate Release:	September 24, 2014

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Executive Vice President, Investor Relations Officer	Vice President, Corporate Communications
Rockville Bank: A Division of United Bank	Rockville Bank: A Division of United Bank
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

UNITED FINANCIAL BANCORP, INC.

ANNOUNCES CLOSING

OF SUBORDINATED NOTES OFFERING

GLASTONBURY, Conn., September 24, 2014 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Market: “UBNK”), the holding company for United Bank, today announced that it closed its public offering of $75 million of its 5.75% Subordinated Notes due October 1, 2024 (the “Notes”). The Notes were offered to the public at par.

United Financial plans to use the proceeds for general corporate purposes.

Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) was the sole manager for the subordinated notes offering.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central and Southern Connecticut, and Western and Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and $5 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.